NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 12, 2017, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 31, 2017 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between FelCor Lodging Trust Incorporated and RLJ Lodging Trust became effective on August 31, 2017. Each share of Common Stock of FelCor Lodging Trust Incorporated was converted into the right to receive 0.362 of a share of RLJ Lodging Trust Common Shares of Beneficial Interest and each share of FelCor Lodging Trust Incorporated $1.95 Series A Cumulative Convertible Preferred Stock will be converted into the right to receive one share of newly created Series A Cumulative Convertible Preferred Shares of RLJ Lodging Trust. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions the securities were suspended from trading on September 1, 2017.